February 5, 2009

Securities and Exchange Commission
Office of Applications and Report Services
450 5th Street N.W.
Washington, D.C. 20549

The Japan Equity Fund, Inc. (File #811-06142)

Dear Sir or Madam:

At the request of the Board of Directors of The Japan Equity Fund, Inc. (the ?Fund?), we have performed an examination of securities owned by the Fund at August 7, 2008, pursuant to Rule 17f-2 of the Investment Company Act of 1940 (the ?Rule?). Enclosed please find Form N-17f-2 accompanied by our report for the Fund stating that we have performed the examination specified in the Rule.
Very truly yours,

/s/ Michael Greaney

Enclosure

cc:  Mr. John O?Keefe, Treasurer, The Japan Equity Fund, Inc.
(with enclosure)








		(1)